PRESS RELEASE
For more information, contact:
Debra B. Trace
Associate; Manager, Corporate Communications
610-385-8306

STV Group, Incorporated and ESOP Announce Plan To Take STV Private

Douglassville, PA, April 30, 2001 - STV Group, Incorporated (Nasdaq: STVI) announced today that it has entered into an Agreement and Plan of Merger with the employee stock ownership plan of STV, Inc. (ESOP) pursuant to which all shares of STV common stock not owned by the ESOP will be exchanged for $11.25 per share in cash. The shares of STV common stock owned by the ESOP will be retained by the ESOP. Following the merger, STV will be the surviving corporation and the ESOP will own 100% of STV.

The action to take STV private was unanimously approved by the Board of Directors upon the recommendation of a Special Committee composed of outside directors. The Special Committee employed the services of the investment banking firm of Houlihan Lokey Howard & Zukin in its deliberations.

Commenting on the merger, Dominick M. Servedio, CEO and President of STV, said that "After careful consideration of STV's strategic alternatives and our on-going commitment to quality service, we recognized both the value and the potential of STV as a private company, and concluded that the proposed transaction was in the best interest of the Company's customers, public shareholders and employees. We are particularly pleased that the potential transaction will keep control of the Company with our employees and allow them to directly benefit from their efforts."

Completion of the merger is subject to the approval of STV's non-ESOP stockholders and ESOP participants and to other conditions contained in the merger agreement. STV has received a financing commitment for the transaction from Fleet National Bank, subject to customary conditions. The Company will schedule a special meeting of Shareholders to consider the merger after it has filed its proxy materials with the Securities and Exchange Commission. If approved at that meeting, the transaction is expected to close in the Company's fourth quarter. STV's Board of Directors has recommended that shareholders approve the merger transaction.

STV Group, Inc. provides engineering, architectural, planning, environmental and construction management services for federal, local, state and foreign governments and for private industry. The company is also pursuing and performing select design-build projects. STV Group consists of several wholly owned subsidiaries: STV Incorporated, STV Architects, Inc., STV Environmental, Inc., STV International, Inc., STV Surveying, Inc. and STV Construction Services.


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Statements in this release which discuss any aspect of a potential merger transaction involving STV and its ESOP are forward looking statements. These forward looking statements are subject to a variety of risks and uncertainties including but not limited to the ability of STV to secure the necessary financing to complete such a transaction; satisfaction of various closing conditions in the definitive agreement; and the outcome of the STV shareholder and ESOP participant vote on such a transaction. STV expresses no opinion on the likelihood that such a transaction will occur. Other risks and uncertainties concerning STV's performance are discussed under the heading "Cautionary Statement Regarding Forward Looking Statements" in STV's Form 10-Q for the quarter ended December 31, 2001 and in STV's previous SEC filings. STV disclaims any intent or obligation to update forward looking statements.